CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                          SYSTEMS ASSURANCE CORPORATION

     Systems Assurance Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

     DOES HEREBY CERTIFY:

     7. That the Board of Directors of Systems Assurance Corporation duly adopted a resolution setting forth the proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and taking action of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     FIRST: The name for the corporation is Digital Commerce International, Inc.

         8. That said amendments were duly adopted by shareholder consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Laws of the State of Delaware.

     IN WITNESS HEREOF, said Systems Assurance Corporation has caused this Certificate to be signed by its authorized officer this 11th day of June, 1999.

                                            By:_________________________________
                                                 Dean H. Becker, President

STATE OF UTAH_____  )
         _________  :  ss.
COUNTY OF SALT LAKE )

     On the 11th day of June, 1999, Dean H. Becker personally appeared before me, a Notary Public, who acknowledged that he executed the foregoing Certificate of Amendment on behalf of the above entity.

                                            ------------------------------------
                                            Notary Public

My Commission Expires: